Exhibit 10.19

LICENSE AGREEMENT

This License Agreement (this "Agreement"), entered into on November 27, 2016 (the "Effective Date"), is entered into by and between Emilia Cosmetics Ltd., a company organized under the laws of the State of Israel ("Emilia"), OWC Pharmaceutical Research Corp., a company organized under the laws of the State of Delaware of USA ("OWCP"), One World Cannabis Ltd., a company organized under the laws of the State of Israel ("OWC Ltd."; OWC Ltd. and OWCP shall be referred to hereunder together as "OWC").

R E C I T A L S

WHEREAS, Emilia is a world leading company in the field of development, production, manufacturing and packaging of health and beauty products including for treatment of human skin disease, with extensive resources, knowledge and experience in this field; and

WHEREAS, OWC Ltd. is a wholly owned subsidiary of OWC Corp.; and

WHEREAS, OWC is in the business of developing novel therapeutic methods for the treatment of medical conditions with pharmaceutical-grade cannabis derived compounds; and

WHEREAS, on August 6, 2015, the Parties entered into a non-binding MOU in connection with the development, manufacturing and distribution of products comprised of Emilia's proprietary skin formulation with OWC's proprietary cannabis extract for treatment of Psoriasis (the "MOU"); and

WHEREAS, the Parties conducted a Development and Evaluation Program (as defined below) for the development of a specific product comprising Emilia's formulation with certain cannabis extract provided by OWC for topical treatment of Psoriasis as contemplated hereunder; and

WHEREAS, Emilia is willing to grant a limited license to OWC, against royalties, with respect to the Licensed Intellectual Property (as defined below), to be developed and commercialized worldwide in the Field of Use (as defined below) in connection with the Licensed Product (as defined below) only, all in accordance with the terms and conditions set forth hereto and for the Term; and

WHEREAS, OWC desires to obtain an non-exclusive license for the worldwide use and practice of the Licensed Intellectual Property in the Field of Use in connection with the Licensed Product only, upon the terms and conditions hereinafter set forth hereto and for the Term; and

WHEREAS, this Agreement has been entered into in consideration of the mutual undertakings and agreements set forth herein.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

Capitalized terms defined in this Agreement shall have the meanings herein provided, unless the context requires otherwise:
1.1. "Affiliate" means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word "control" (including, with correlative meaning, the terms "controlled by" or "under the common control with") means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.
1.2. "Commercialization" with a correlative meaning for "Commercialize" and "Commercializing" means all activities undertaken (before and after obtaining Regulatory Approvals) relating specifically to the pre-launch, launch, promotion, medical education and medical liaison activities, marketing, sale, and distribution of the Licensed Product, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and product support; (b) any post-marketing clinical studies for use in generating data; and (c) all customer support, Licensed Products distribution, invoicing and sales activities.
1.3. "Development and Evaluation Program" shall mean the development and evaluation program jointly conducted by OWC and Emilia, to develop and evaluate the potential use for treatment of Psoriasis of OWC's pharmaceutical-grade cannabis-derived compounds with Emilia's proprietary skin formulation.
1.4. "Field of Use" shall mean topical treatment of Psoriasis in Humans with Cannabis.
1.5. "First Commercial Sale" means the first sale of the Licensed Product by or on behalf OWC or its sublicensees to a third party after Regulatory Approval for such sale of Licensed Product has been obtained by OWC in such jurisdiction.
1.6. "Intellectual Property" shall mean and include all patents, trademarks, copyrights, service marks, trade names, trade secrets, inventions, computer programs, concepts, techniques, confidential information, licenses, inventions, research records, laboratory logs, processes, procedures, drawings, technical data, formulas, product formulations, works of authorship, know-how and other intellectual property rights, whether or not registered and all reissues and renewals of such intellectual property rights.
1.7. "OWC Intellectual Property" shall mean and include: (a) all Intellectual Property owned by or licensed to OWC on the date hereof; and (b) all Intellectual Property developed thereafter solely by or on behalf of OWC, whether or not in connection with its performance of its undertakings pursuant to this Agreement; and (c) all right, title and interest to all know-how, technology, inventions and other innovations or improvements, whether or not patentable, developed by or on behalf of either OWC or Emilia or any of its Affiliates in connection with this Agreement (but specifically excluding the Emilia Intellectual Property and any derivatives thereof).
1.8. "Licensed Intellectual Property" means any and all right, title and interest, in and to Emilia Intellectual Property relating to the specific formulations provided by Emilia to OWC which is incorporated in the Licensed Product only, including any drawings, plans, diagrams, specifications and other documents in any way embodying now or in the future materials, methods, processes, techniques, know-how, data, information or other results relating to such Intellectual Property incorporated in the Licensed Product.
1.9. "Licensed Product" shall mean the specific product subject matter of the Development and Evaluation Program, meaning a Psoriasis human skin cream, to be manufactured by OWC or a third party for OWC (including Emilia, to the extent the parties shall reach an agreement for manufacturing by Emilia as detailed in Section 2.3 below) in the Field of Use only, which, in the course of manufacture, use or sale, would, in the absence of this Agreement, infringe Emilia Intellectual Property (other than claims of patent that have been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction).
1.10. "Emilia Intellectual Property" shall mean and include (a) all Intellectual Property owned by or licensed to Emilia or its Affiliates on the date hereof, and (b) all Intellectual Property thereafter developed or obtained by or licensed to Emilia or its Affiliates, but (c) with the exclusion of Intellectual Property specifically developed by Emilia in the course of and in connection with its performance of its undertakings pursuant to this Agreement. It is clarified for the avoidance of doubt that sub-section (c) above does not include any know-how, technology, inventions and other innovations, improvements or modifications, whether or not patentable, in any of the Emilia Intellectual Property defined under sub-sections (a) and (b) above or any derivatives of them, developed or enhanced or improved by or on behalf of Emilia or any of its Affiliates, in the course of and in connection with this Agreement and all the foregoing shall be deemed part of the Emilia Intellectual Property.
1.11. "Net Sales" means, with respect to a particular time period, the total amounts invoiced by OWC and its Affiliates for sales or other Commercialization of the Licensed Product made during such time period to third parties, less the following deductions to the extent actually allowed or incurred with respect to such sales: (a) credits or allowances additionally and actually granted for damaged, outdated, spoiled, returned or rejected Licensed Product, including in connection with recalls; and (b) freight, shipping and insurance charges, to the extent included in the invoiced amount (which must be stated separately on the invoice).
Notwithstanding the foregoing, amounts invoiced by OWC and its Affiliates or sublicensees for the sale of Licensed Product between OWC and its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales hereunder, however any amount invoiced by OWC and its Affiliates to sublicensees, resellers, distributors, etc. shall be included in the computation of Net Sales hereunder. For purposes of determining Net Sales, a "sale" shall not include reasonable transfers or dispositions, at no cost, as samples or for charitable purposes, or transfers or dispositions at no cost for preclinical, clinical or regulatory purposes.
Each of the deductions set forth above shall be reasonable and customary, and in accordance with United States Generally Accepted Accounting Principles.
1.12. "Parties" shall mean Emilia and OWC.
1.13. "Regulatory Approval" means, with respect to the Licensed Product in any country or jurisdiction, all approvals, registrations, licenses or authorizations from the relevant Regulatory Authority in such country or jurisdiction that is specific to the Licensed Product and necessary to manufacture or market and sell the Licensed Product in such country or jurisdiction.
1.14. "Regulatory Authority" means, in a particular country or regulatory jurisdiction, any applicable governmental authority responsible for granting Regulatory Approval.
1.15. "Reporting Period" shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter, from and after the initial Commercialization of the Licensed Product.
1.16. "Term" means the term of this Agreement which commences on the Effective Date and expires on the last Royalty Term (as defined below), unless earlier terminated according to the terms herein.
1.17. "Trial" shall mean an IRB (Helsinki Committee) approved clinical trial conducted by OWC, at Sheba Medical Center, Tel Hashomer, with respect to the use of the product developed in the framework of the Development and Evaluation Program.

2. MANUFACTURE AND DISTRIBUTION OF THE LICENSED PRODUCT

2.1. Emilia shall manufacture and provide OWC, for no cost, with the quantity Licensed Product as required for the conduct of the Trial, in accordance with the specifications and quantities detailed in Exhibit A.
2.2. To the extent required in order to allow Emilia to manufacture the Licensed Product pursuant to Section 2.1 above, OWC hereby provides Emilia with a non-exclusive, non-transferable right to use OWC Intellectual Property solely for the purpose of such manufacturing of the Licensed Product.
2.3. It is hereby clarified that subject to the License (as defined below), OWC may manufacture the Licensed Product by itself, by Emilia and/or by any third party; In case the parties wish for Emilia to manufacture the Licensed Product (other than for the purpose of the Trial as set forth in Section 2.1 above), the parties may in their sole discretion negotiate the terms of such manufacture in the frame of a separate agreement.
2.4. OWC shall be responsible for the marketing and the distribution of the Licensed Products (directly and through distribution channels), in its sole discretion.

3. GRANT OF RIGHTS; ACKNOWLEDGEMENTS

3.1. Upon the successful achievement of the Trial, in accordance with the Trial's protocol and in OWC's discretion ("Successful Conclusion"), Emilia hereby grants OWC an exclusive, worldwide, transferable, royalty-bearing license, with the right to grant sublicenses, to use the Emilia Intellectual Property, solely in the Field of Use, and solely as incorporated or required for the creation of the Licensed Product in order to make, have made, use (including for the purpose of the Trial), lease, sell, offer for sale, have sold, market, and distribute (directly and through distribution channels), further develop the Licensed Product, import, exploit and otherwise Commercialize Licensed Product (the "License").
3.2. In order to enable OWC to fully exploit the License, Emilia herby agrees to provide OWC with all available know how, technology, trade secrets, or other Licensed Intellectual Property and documentation in its possession required in order to enable OWC to exploit the License, including (without limitation) copies of relevant manufacturing files. Emilia shall thereafter continue to provide reasonable support and copies of documentation to OWC.
3.3. The License granted hereunder is a limited license only. All rights not expressly granted by Emilia hereunder are reserved by Emilia. Without limiting the generality of the foregoing, OWC expressly acknowledges that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses, covenants, or other rights other than the License expressly set forth in this Section 3. OWC shall not have any ownership interest in Emilia Intellectual Property or any right or authority to use Emilia Intellectual Property other than for the specific purposes detailed in Section 0 above, or other than subject to the specific limitations, provided herein and shall specifically be prohibited from making derivative works of the Emilia Intellectual Property. Nothing in this Agreement shall be construed to confer any rights or licenses upon OWC by implication, estoppel, or otherwise as to any Emilia Intellectual Property other than as specifically indicated under Section 0 above.
3.4. Notwithstanding anything to the contrary, but subject to Section 15.5 below, OWC shall not be entitled to transfer the License to any third party and/or transfer any Confidential Information of Emilia but shall be entitled to grant sublicenses and/or employ or contract with third parties, and transfer Confidential Information of Emilia to such third parties, to the extent required in order to exploit the License (including third parties engaged by OWC in connection with the manufacturing and marketing of the Licensed Product), provided that such third parties sign a written agreement (naming Emilia as third party beneficiary) protecting Emilia's rights hereunder and incorporating the relevant terms of this Agreement, including the termination of any such right awarded to a third party in the event of termination or expiration of this Agreement; and provided further that OWC shall remain fully responsible for any act or omission of such third parties and their strict adherence with the relevant provisions of this Agreement.
3.5. The License term shall be limited to the Royalty Term and shall expire automatically, in relation to each country, upon expiration or other termination of the Royalty Term for that country, subject to early termination according to the provisions of this Agreement.
3.6. Without derogating from Emilia's representations and warranties under Section 9 below and its indemnification obligations under Section 8.1 below, OWC, on behalf of itself and its Affiliates, hereby assumes all risk and liability in connection with OWC's use of the Emilia Intellectual Property subject to the License and in relation with the development, manufacturing, sale, distribution, resale, import, exploitation and Commercialization of the Licensed Products.

4. NO LIMITATION ON EMILIA

It is clarified for the avoidance of doubt, that notwithstanding anything to the contrary herein, Emilia, its successors and its Affiliates shall not be prohibited, directly or indirectly, from using and Commercializing Emilia's Intellectual Property, at Emilia's discretion, in any field whatsoever including the Field of Use, and Emilia, its successors and its Affiliates will be entitled to manufacture or participate in any manufacturing process and distribute and sell any products that incorporate or otherwise use cannabis-derived compounds, provided however that, during the Royalty Term for each country, such products do not incorporate the OWC Intellectual Property, and provided further that, during the Royalty Term for each country, the specific formulations subject matter of the License which may not be used by Emilia in the Field of Use.

5. REPORTS AND RECORD KEEPING

5.1. OWC shall provide Emilia with a written report, signed by its CFO, on a quarterly basis, detailing the status of the Trial, the date of the Successful Conclusion of the Trial, the manufacturing of the Licensed Product by OWC or any third party on its behalf (and its identity) and of the Commercialization of the Licensed Product including the date of the First Commercial Sale (but excluding, for the avoidance of doubt, the identity of OWC's customers which shall be referred to in the report by an assigned internal code or identification number).
5.2. Commencing on the First Commercial Sale, OWC shall provide Emilia with a written report not later than 30 days after the end of each Reporting Period, containing the following details regarding the sale of Licensed Product by or on behalf of OWC, directly or indirectly, during such Reporting Period: the aggregate number of Licensed Products sold during such Reporting Period and the Net Sales resulting to OWC of the sale of all Licensed Product during such Reporting Period. The report will be signed by the Chief Financial Officer of OWC.
5.3. OWC shall provide Emilia with any information and documents reasonably requested by Emilia, from time to time, in order to verify Emilia's rights under this Agreement, including the proper and timely payment of Royalties.
5.4. OWC shall maintain complete and accurate records and original documents relating to the rights and obligations under this Agreement, which records shall contain sufficient information to permit Emilia to confirm the accuracy of any reports delivered to Emilia and compliance in other respects with this Agreement and OWC's payment obligations. A full copy of all records and documents will be kept at OWC Ltd.'s offices in Israel in order to enable the audit to be conducted in Israel. All such records and documents shall be in the Hebrew or English language only. OWC shall retain such records for at least seven (7) years following the end of the calendar year to which they pertain, during which time Emilia, or Emilia's appointed agents, shall have the right, at Emilia's expense, to inspect such records on reasonable notice and during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. Such inspections shall be conducted during normal business hours, shall not unreasonably interfere with OWC's conduct of its business, and shall be conducted not more frequently than once in any 12-month period. Each such inspection shall be at Emilia's expense, unless a particular inspection reveals an underpayment of five percent (5%) or more of the amount that should have been paid to Emilia for the period examined, in which case OWC shall bear the expense of such inspection. In the event of any underpayment of Royalties, OWC shall remit any amounts due to Emilia within thirty (30) days of receiving notice thereof from Emilia, without derogating from any other rights awarded to Emilia by law or agreement.

6. ROYALTY PAYMENT BY OWC

6.1. Royalties. From and after the First Commercial Sale of the Licensed Product, OWC shall pay to Emilia a running royalty at the rate of ten (10%) percent ("Royalties"), on Net Sales during the Royalty Term (as defined below).
6.2. Royalty Term. The royalty payment obligation under Section 6.1 shall apply, on a country-by-country basis, during the period of time beginning upon the First Commercial Sale of the Licensed Product in such country, and ending ten (10) years thereafter (the "Royalty Term"). In the event the sale of the Licensed Product during the Royalty Term reaches the minimum sales targets mutually agreed by the parties, the Royalty Term will extend to an additional five (5) year term.
6.3. Payment Method; Late Payments; Foreign Exchange. All payments due hereunder shall be made against a valid invoice, within thirty (30) days following the end of the relevant calendar month, by wire transfer of immediately available funds into an account designated by a Emilia. If Emilia does not receive payment of any sum due to it on or before the due date, in addition to all other remedies and rights available to Emilia under applicable law and the Agreement, interest shall thereafter accrue on the sum due to Emilia until the date of payment at the per annum rate of five (5%) percent over Prime or the maximum rate allowable by applicable law, whichever is higher. Late payment of Royalties exceeding seven (7) days from the due payment date shall be deemed a fundamental breach of this Agreement. Net Sales made in currencies other than dollars will be converted into dollars using the closing exchange rates reported in The Wall Street Journal (U.S., Western Edition) on the last business day of the applicable calendar quarter.
6.4. Taxes. All payments to Emilia will be made by OWC Ltd. VAT or other sales taxes will be added to any payment hereunder. If any of the payments required to be made by OWC to Emilia under Section 6.1 is subject to a deduction or withholding tax applicable in Israel, then, subject to the below paragraph and provided an exemption from withholding tax is not provided by Emilia, the sum payable by OWC shall be made to Emilia after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable laws. The Parties shall use all reasonable and legal efforts to reduce or eliminate tax withholding or similar obligations in respect of Royalties and other payments made by OWC to Emilia under this Agreement. To the extent OWC is required to deduct and withhold taxes on any payment to Emilia, OWC shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Emilia an official tax certificate or other documentation of the payment of any such withholding taxes, including copies of receipts or other evidence reasonably required and sufficient to enable Emilia to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such tax.

7. INFRINGEMENT

7.1. Each Party agrees to provide written notice to the other Party promptly after becoming aware of any infringement of the Licensed Intellectual Property.
7.2. During the Term of this Agreement, Emilia shall be employ reasonably commercial efforts, at its discretion, to protect the Licensed Intellectual Property from misappropriation or violation.
7.3. During the Term of this Agreement, OWC shall be employ reasonably commercial efforts, at its discretion, to protect the OWC Intellectual Property incorporated in the Licensed Product from misappropriation or violation.

8. INDEMNIFICATION

8.1. Emilia shall indemnify OWC and its shareholders, directors, officers, and employees and their respective successors, heirs and assigns (the "OWC Indemnitees"), and pay and protect, defend, save and hold harmless each OWC Indemnitee from and against, on an after-tax basis, any and all claims, actions, suits, losses, liabilities, damages, deficiencies, judgments, settlements, costs of investigation or other reasonable expenses (including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements incurred in connection with enforcing this indemnification or otherwise in connection with any of the foregoing, provided that the indemnifying party shall be responsible for the fees and disbursements of only one counsel for all indemnitees in any proceeding or related proceedings), but - other than in the event of breach of confidentiality, misappropriation of Intellectual Property Rights of others, or personal injury - excluding indirect and consequential damages including lost profits or income, opportunity cost or punitive damages (collectively, "Losses"), of whatever kind or nature, incurred by or asserted against any OWC Indemnitee, arising out of, occurring as a result of, or otherwise in respect of:
8.1.1. any breach of applicable law by Emilia or anyone on its behalf in performance of this Agreement;
8.1.2. misappropriation by Emilia of any trade secrets or Intellectual Property Rights of any party as the result of information conveyed by Emilia to OWC hereunder.
Such OWC Indemnitee shall promptly notify Emilia in writing of any claim with respect to which such OWC Indemnitee is seeking indemnification hereunder, upon becoming aware thereof, and permit Emilia at Emilia's cost to control the defense against such Loss and shall cooperate in the defense thereof. Neither Emilia nor such OWC Indemnitee shall enter into, or permit, any settlement of any such claim without the express written consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed. Such OWC Indemnitee may, at its option and expense, have its own counsel participate in any proceeding which is under the direction and control of Emilia and will cooperate with Emilia or its insurer in the disposition of any such matter; provided, however, that if Emilia shall fail to defend such Loss, such OWC Indemnitee shall have the right to defend such Loss itself and to recover from Emilia all reasonable attorney fees and expenses incurred by it during the course of such defense and Emilia not thereafter question its liability hereunder to such OWC Indemnitee for any Loss.
8.2. OWC shall indemnify Emilia and its shareholders, directors, officers, employees, and their respective successors, heirs and assigns (the "Emilia Indemnitees"), and pay and protect, defend, save and hold harmless each Emilia Indemnitee from and against, on an after-tax basis, any and all Losses, of whatever kind or nature, incurred by or asserted against any Emilia Indemnitee, arising out of, occurring as a result of, or otherwise in respect of:
8.2.1. any breach of applicable law by OWC or anyone on its behalf in performance of this Agreement;
8.2.2. OWC's use of the Emilia Intellectual Property subject to the License and in relation with the development, manufacturing, sale, distribution, resale, import, exploitation and Commercialization of the Licensed Products (except as under Emilia's indemnification obligations in Section 8.1 above); and/or
8.2.3. misappropriation by OWC of any trade secrets or Intellectual Property Rights of any party as the result of information conveyed by OWC to Emilia hereunder.
Such Emilia Indemnitee shall promptly notify OWC in writing of any claim with respect to which such Emilia Indemnitee is seeking indemnification hereunder, upon becoming aware thereof, and permit OWC at OWC's cost to control the defense against such Loss and shall cooperate in the defense thereof. Neither OWC nor such Emilia Indemnitee shall enter into, or permit, any settlement of any such claim without the express written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Such Emilia Indemnitee may, at its option and expense, have its own counsel participate in any proceeding which is under the direction and control of OWC and will cooperate with OWC or its insurer in the disposition of any such matter; provided, however, that if OWC shall fail to defend such Loss, such Emilia Indemnitee shall have the right to defend such Loss itself and to recover from OWC all reasonable attorney fees and expenses incurred by it during the course of such defense and OWC shall not thereafter question its liability hereunder to such Emilia Indemnitee for any Loss.

9. REPRESENTATIONS AND WARRANTIES

9.1. Emilia represents and warrants that, to the best of its knowledge, (i) it has full title and ownership of, or is duly licensed under or otherwise authorized to use, the Licensed Intellectual Property, free and clear of all third party rights or other claims or encumbrances; (ii) the Licensed Intellectual Property is not subject to any law, outstanding order, stipulation or agreement restricting the use or license thereof; (iii) the Licensed Intellectual Property has not violated or infringed and does not now violate or infringe, and the use of the Licensed Intellectual Property in connection with the License in strict compliance with the terms of this Agreement will not violate or infringe, any intellectual property right of any other person or entity.
9.2. OWC represents and warrants that, to the best of its knowledge, (i) it has full title and ownership of, or is duly licensed under or otherwise authorized to use, the OWC Intellectual Property, free and clear of all third party rights or other claims or encumbrances; (ii) the OWC Intellectual Property is not subject to any law, outstanding order, stipulation or agreement restricting the use or license thereof; (iii) the OWC Intellectual Property has not violated or infringed and does not now violate or infringe, and the use of the OWC Intellectual Property in connection with this Agreement in strict compliance with the terms of this Agreement will not violate or infringe, any intellectual property right of any other person or entity.
9.3. Warranty and Disclaimer.
9.3.1. Notwithstanding anything to the contrary herein but subject to, and without derogating from indemnification obligations under Section 8 below, the Emilia Intellectual Property and OWC Intellectual Property are furnished under this Agreement "AS IS", with all faults and without warranty of any kind, express, implied, statutory or otherwise, including any warranty of merchantability, fitness for any particular purpose, title, non-infringement, quality, usefulness, commercial utility, adequacy, compliance with any law, domestic or foreign, and implied warranties arising from course of dealing or course of performance.
9.3.2. Except as expressly set forth in this Agreement, to the maximum extent permitted by law, each party expressly disclaims all representations and warranties under this Agreement, whether written, oral, express, implied statutory or otherwise, including, all implied warranties of merchantability, quality, fitness for a particular purpose, and non-infringement of third party rights with respect to the Intellectual Property of each Party and the Licensed Product.

10. INTELLECTUAL PROPERTY

10.1. The entire right, title and interest in Emilia Intellectual Property are and shall remain with Emilia and the entire right, title and interest in the OWC Intellectual Property are and shall remain with OWC.
10.2. Emilia shall disclose promptly to OWC the making, conception or reduction to practice by or on behalf of Emilia of any Intellectual Property to be owned by OWC pursuant to the terms of this Agreement, and Emilia shall execute (or cause to be executed) and deliver to OWC, at its request, all descriptions, applications, assignments and other documents and instruments as are necessary or proper to carry out the provisions of this Section 10, at OWC's expense, and Emilia shall cooperate with and assist OWC or its nominees in all reasonable ways and at all reasonable times, at OWC's expense, to aid OWC in obtaining, maintaining, defending and enforcing all lawful patent, copyright, trade secret, know-how and the like of OWC under this Agreement.
10.3. Without derogating from any other provision of this Agreement, subject to OWC's strict compliance with the terms of this Agreement, Emilia hereby irrevocably transfers and assigns to OWC all worldwide patents, patent applications, copyrights, mask works, trade secrets and other Intellectual Property rights in any OWC Intellectual Property, and waives any and all moral rights that Emilia may have in or with respect to any OWC Intellectual Property, subject to payment of the Royalties herein.

11. DATA AND PUBLICATIONS

11.1. Nothing herein shall prevent either Party from making publications relating solely to their own Intellectual Property. Notwithstanding the above, a Party wishing to make a publication which in any way relates to or references the other Party's Intellectual Property shall not be permitted to make such publication unless it has transmitted to the other Party a copy of the proposed publication and received the other Party's advance written approval to publicize such publication, which shall not be unreasonably withheld. The other Party may: (i) approve conditionally or unconditionally such publication, or (ii) withhold approval for such publication. It is agreed the prevention of publication of a Party's Confidential Information shall be considered as reasonable reason for denial of publication.
11.2. Without derogating from the above, the Parties shall cooperate in good faith in order to agree on the form of an initial publication of their engagement under this Agreement (including the Development and Evaluation Program).
11.3. Notwithstanding the above: (i) OWC shall be entitled to freely publicize the results of the Trial in any scientific publication or symposium without obtaining Emilia's prior written consent; and (ii) nothing herein shall be construed as prohibiting a Party from making any disclosure required under applicable law (including any securities laws) or valid court order.

12. TERM AND TERMINATION

12.1. The term of this Agreement (the "Term") shall commence on the Effective Date and continue until the earlier of: (a) failure of the Trial, if such Trial was not Successfully Concluded, or (b) upon expiration of the last Royalty Term with respect to all Licensed Product (as may be extended under the terms of this Agreement).
12.2. In the event a Party has materially breached or defaulted in the performance of any of its material obligations hereunder, and such default has continued for thirty (30) days after written notice thereof was provided to the breaching Party by the non breaching Party, the non breaching Party shall be entitled to terminate the Agreement and such termination shall become effective at the end of such thirty (30) day period unless the breaching Party has cured any such breach or default prior to the expiration of the thirty (30) day period.
12.3. Notwithstanding any of the above, either Party to this Agreement may terminate this Agreement immediately, by providing the other Party with a written notice of such termination, in any event of filing by the other Party of a petition for bankruptcy, or the adjudication that the other Party is bankrupt, or the filing against the other Party of a petition for bankruptcy, or the insolvency of the other Party, or the inability of the other Party to pay its debts as they come due, or the making by the other Party of an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or the discontinuance by the other Party of its business for a consecutive period of 30 days, or the appointment of a receiver for the other Party, in each case provided the same was not cancelled within ninety (90) days.
12.4. The provisions this Agreement that by their nature survive termination, including without limitation the provisions of Sections 4, 5, 6 (to the extent relating to Net Sales incurred prior to termination), 8, 10, 11, 13, 14, 15.1 and 15.8 hereto shall survive the termination of this Agreement, for any reason whatsoever.
12.5. Upon termination of this Agreement, for any reason whatsoever, each Party shall return to the other Party all documents delivered or made available by such Party to the other Party, its employees, agents, or representatives including, without limitation, any document containing Confidential Information of the other Party, all documents and other tangible means containing the Intellectual Property of the other Party and any and all copies thereof, provided that each Party may retain one copy of such documents for archival purposes.
12.6. Upon termination of this Agreement, for any reason whatsoever, the License shall immediately terminate and OWC may not manufacture additional Licensed Products but Emilia shall be entitled to Royalties for Licensed Products which were previously manufactured if and when sold.

13. CONFIDENTIALITY

13.1. The term "Confidential Information" shall mean any information disclosed by one Party (the "disclosing party") to the other Party (the "receiving party"), either directly or indirectly, in writing, orally, or by inspection of tangible objects (including, without limitation, documents, samples, specimens, microscopic sections, plant and equipment, Intellectual Property of either Party, trade secrets), which by is confidential by nature, whether or not designated as "Confidential," "Proprietary" or some similar designation. Confidential Information shall not, however, include any information which:
(i) was in the public domain prior to the time of disclosure by the disclosing party;
(ii) becomes in the public domain through no action or inaction of the receiving party in breach of law or this Agreement;
(iii) the receiving party can establish was known to it prior to disclosure thereof by the disclosing party;
(iv) is obtained by the receiving party from a third party not known by the receiving party to be under duty of confidentiality to the disclosing party;
(v) the receiving party can establish in written records was independently developed by employees, agents or consultants of the receiving party who had no access to the Confidential Information of the disclosing party, and without any use or reference of any Confidential Information of the disclosing party; or
(vi) is related to ideas, concepts, methodologies, know-how, techniques and/or work procedures which are generic and/or not unique to the disclosing party; or
(vii) is required by law or court order to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure (to the extent possible) and reasonable assistance in obtaining a protective order or otherwise preventing or limiting disclosure of such information.
13.2. Neither Party shall use any Confidential Information of the other Party for any purpose other than to exercise its rights and perform its obligations under this Agreement. Neither Party shall disclose any Confidential Information of the other Party to third parties or to such Party's employees, except to those employees and contractors of the receiving party and its Affiliates with a need to know, and provided they are subject to written confidentiality undertakings. The receiving party shall be legally responsible to the disclosing party for any breach of this Section by any of its employees. Notwithstanding the above, a receiving party may disclose information on a "need-to-know" basis to potential business associates with the prior written approval of the disclosing party, which approval shall not be unreasonably withheld or delayed.
13.3. Each Party shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other Party in its possession. Without limiting the foregoing, each Party shall take at least those measures that it takes to protect its own most highly confidential information and shall ensure that its employees who have access to Confidential Information of the other Party have signed a non-use and non-disclosure agreement in content similar to the provisions hereof prior to any disclosure of Confidential Information to such employees.

14. NOTICES

Any offer, notice, response or other communication required or authorized to be given by any Party under this Agreement to the other Party shall be in writing in the Hebrew or English language only, and shall be personally delivered, sent by facsimile transmission (with a copy by ordinary mail in either case) or dispatched by overnight courier addressed to the other Party at the address stated below or such other address as shall be specified by such Party by notice in accordance with the provisions of this Section. Any notice shall operate and be deemed to have been served, if personally delivered or sent by fax on the next following business day at the recipient's address, and if by courier, on the fifth following business day at the recipient's address. Any notice to OWCP may be sent to the address of OWC Ltd. and shall be deemed sufficiently delivered. Addresses for the purposes of this Section are as follows:

To Emilia: Emilia Cosmetics Ltd.
__________________
__________________
Fax: __________________
Attention: _________________

To OWC: OWC Pharmaceutical Research Corp.
One World Cannabis Ltd.
22, Shacham Street
PO BOX 8324
4918103 Petach Tikva
Israel
Fax: 03-9193921
Attention: Mr. Ziv Turner, CEO, One World Cannabis Ltd.

15. MISCELLANEOUS

15.1. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Israel (excluding its conflict of laws principles). Any legal action or proceeding against either Party with respect to any controversy or claim arising out of or relating to this Agreement may be brought solely and exclusively in the courts of the State of Israel located in Tel Aviv, and, by execution and delivery of this Agreement, each Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in such courts and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. OWCP hereby irrevocably designates, appoints and empowers OWC Ltd., as its designee, appointee and agent to receive for OWCP and on its behalf, service of any and all legal process, service of any and all legal process, pleadings, summons, notices and documents which may be served in any action or proceeding. Any pleadings in any legal proceedings in connection with this Agreement shall be in the Hebrew language only.
15.2. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which constitute one and the same instrument. This Agreement, together with the Exhibits hereto and documents incorporated herein by reference, constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any previous agreement, understanding, course of dealing, or negotiation among the Parties, including the MOU, with respect to such subject matter.
15.3. Save as expressly provided herein, this Agreement may be amended or terminated, and any of the terms hereof waived, only by a document in writing specifically referring to this Agreement and executed by the Parties.
15.4. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.
15.5. Neither Party shall assign its rights under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld. Notwithstanding anything herein to the contrary, (i) either Party may assign any of its obligations hereunder to an Affiliate provided the assigning party shall remain liable towards the other Party, and (ii) either Party may assign this Agreement in connection with a bona fide purchase of all or substantially all of the assets or shares of a Party by a third party, or a merger, reorganization, joint venture or other business combination. A permitted assignee or successor of any Party authorized hereunder shall be bound by the terms of this Agreement and shall have all of the rights and obligations of the assigning party set forth in this Agreement.
15.6. Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including, without limitation, fire, explosion, flood, war, terror, governmental actions, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.
15.7. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.
15.8. OWC Ltd.'s and OWCP's under this Agreement are joint and several.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

OWC Pharmaceutical Research Corp.
By: _____________________________
Name: _____________________________ One World Cannabis Ltd.
By: _____________________________
Name: _____________________________ Companhia Suzano de Papel e Celulose
By: _____________________________
Name:

Emilia Cosmetics Ltd.
By: _____________________________
Name: _____________________________

[Signature Page of the License Agreement]